EXHIBIT 99.1

Woodward Reports First Quarter Fiscal Year 2021 Results

FORT COLLINS, Colo., Feb. 01, 2021 (GLOBE NEWSWIRE) -- Woodward, Inc. (NASDAQ:WWD) today reported financial results for its first quarter of fiscal year 2021. (All amounts are presented on an as reported (U.S. GAAP) basis unless otherwise indicated. All per share amounts are presented on a fully diluted basis. All comparisons are made to the same period of the prior year unless otherwise stated.)

First Quarter Overview

  Net sales were $538 million, compared to $720 million, a decrease of 25 percent.
  Net earnings and adjusted net earnings1 were both $42 million, or $0.64 per share. For the first quarter of fiscal 2020, net earnings were $53 million, or $0.83 per share, and adjusted net earnings were $71 million, or $1.10 per share.
  Net cash provided by operating activities was $147 million compared to $27 million. Free cash flow1 and adjusted free cash flow1 were both $139 million. For the first quarter of fiscal 2020, free cash flow was $10 million and adjusted free cash flow was $29 million.

“The first quarter of 2021 showed signs of stabilization in our markets, however, the impact of COVID-19 remains an ever-present risk to the world’s economy. In Aerospace, passenger traffic volume, although depressed, was fairly steady over the quarter and defense spending remained solid. Our Industrial segment continues to be pressured due to weak oil and gas markets globally as well as the pandemic,” said Thomas A. Gendron, Chairman and Chief Executive Officer of Woodward. “We still see a significant amount of uncertainty and volatility in our markets. We remain focused on operational excellence, delivering value to our shareholders, and positioning Woodward to capitalize upon future market opportunities as they emerge.”

First Quarter Company Results

Net sales for the first quarter of fiscal 2021 were $538 million, compared to $720 million for the first quarter of last year, a decrease of 25 percent.

Net earnings and adjusted net earnings were both $42 million, or $0.64 per share, for the first quarter of 2021. For the first quarter of fiscal 2020, net earnings were $53 million, or $0.83 per share, and adjusted net earnings were $71 million, or $1.10 per share.

EBIT1 and adjusted EBIT1 were both $56 million for the first quarter of 2021. For the first quarter of fiscal 2020, EBIT was $70 million and adjusted EBIT was $94 million.

The effective tax rate and the adjusted effective tax rate1 were both 12.6 percent for the first quarter of 2021. For the first quarter of 2020, the effective tax rate was 13.3 percent and the adjusted effective tax rate was 17.1 percent.

Segment Results

Aerospace

Aerospace segment net sales for the first quarter of fiscal 2021 were $322 million, compared to $474 million for the first quarter a year ago, a decrease of 32 percent.

Aerospace sales for the quarter continued to be impacted by the prolonged downward pressure on passenger travel caused by the COVID-19 pandemic. Commercial OEM and aftermarket both declined significantly year-over-year. We continue to have a strong defense backlog, although defense aftermarket, and to a lesser extent defense OEM, experienced slight declines compared to the prior year quarter.

Segment earnings for the first quarter of 2021 were $46 million, compared to $93 million for the first quarter of last year. Segment earnings as a percent of segment net sales were 14.4 percent for the first quarter of 2021, compared to 19.6 percent in the same quarter of the prior year. The decline in segment earnings was a result of lower volume, partially offset by cost reduction initiatives.

Industrial

Industrial segment net sales for the first quarter of fiscal 2021 were $216 million, compared to $246 million for the first quarter a year ago, a decrease of 12 percent. For the first quarter of 2020, Industrial segment net sales excluding renewable power systems and related businesses1 (“RPS”) were $218 million. RPS was divested on April 30, 2020. Foreign currency exchange rates had a favorable impact on Industrial sales of approximately $9 million for the quarter.

Industrial sales for the first quarter of 2021 declined primarily due to the divestiture of RPS, a weak oil and gas market and the continued impact of the pandemic, which was partially offset by strong demand in the quarter for China natural gas engines.

Industrial segment earnings for the first quarter of 2021 were $33 million, or 15.2 percent of segment net sales, compared to $28 million, or 11.5 percent of segment net sales for the prior year quarter. Industrial segment earnings increased primarily as a result of cost reduction initiatives.

Industrial segment earnings of $33 million for the first quarter of 2021 were up compared to $26 million of Industrial segment earnings excluding RPS1, or 11.9 percent of Industrial segment sales excluding RPS, for the same period last year.

Nonsegment

Nonsegment expenses and adjusted nonsegment expenses1 were both $23 million for the first quarter of fiscal 2021. For the first quarter of 2020, nonsegment expenses were $51 million and adjusted nonsegment expenses were $27 million. Nonsegment expenses for the first quarter of 2021 were favorably impacted by cost reduction initiatives.

Cash Flow and Financial Position

Net cash provided by operating activities for the first quarter of fiscal year 2021 was $147 million, compared to $27 million for the prior year. Payments for property, plant, and equipment for the first quarter of 2021 were $7 million, compared to $17 million for the first quarter of 2020.

Free cash flow and adjusted free cash flow for the first quarter of 2021 were both $139 million. For the first quarter of 2020, free cash flow was $10 million and adjusted free cash flow was $29 million. The increase in free cash flow and adjusted free cash flow was primarily related to aggressive cost control, effective working capital management and lower capital expenditures.

Total debt was $747 million at December 31, 2020, compared to $1.11 billion at December 31, 2019. Debt-to-EBITDA1 leverage at December 31, 2020, was 1.7 times EBITDA, compared to 2.0 times EBITDA at December 31, 2019.

Fiscal Year 2021 Outlook

The dynamic and volatile nature of the COVID-19 global pandemic has continued to cause uncertainty in many of our markets. While the ongoing rollout of vaccines across the globe has begun, new viral variants and regional resurgences make forecasting the future of our business challenging in the near-term. Given this uncertainty, and the protracted nature of this crisis, we will continue to withhold financial guidance, although we are encouraged that ongoing stabilization will lead to recovery across the globe.

“At Woodward, we are steadfast in our focus to maintain the strong financial position of our company as we navigate unprecedented economic volatility,” said Mr. Gendron. “Thanks to the deliberate management of our cash flow and balance sheet, Woodward is well positioned to emerge stronger from this global crisis and continue to generate increasing value for our shareholders.”

Conference Call

Woodward will hold an investor conference call at 4:30 p.m. EST, February 1, 2021, to provide an overview of the financial performance for the first quarter of fiscal year 2021, business highlights, and outlook for fiscal 2021. You are invited to listen to the live webcast of our conference call, or a recording, and view or download accompanying presentation slides at our website, www.woodward.com2.

You may also listen to the call by dialing 1-877-231-2582 (domestic) or 1-478-219-0714 (international). Participants should call prior to the start time to allow for registration; the Conference ID is 2419369. An audio replay will be available by telephone from 7:30 p.m. EST on February 1, 2021 until 11:59 p.m. EST on February 15, 2021. The telephone number to access the replay is 1-855-859-2056 (domestic) or 1-404-537-3406 (international), reference access code 2419369.

A webcast presentation will be available on the website by selecting “Investors/Events & Presentations.” The call and presentation will remain accessible on the website for 14 days.

About Woodward, Inc.

Woodward is an independent designer, manufacturer, and service provider of control system solutions and components for the aerospace and industrial markets. The company's innovative fluid, combustion, electrical, and motion control systems help customers offer cleaner, more reliable, and more efficient equipment. Our customers include leading original equipment manufacturers and end users of their products. Woodward is a global company headquartered in Fort Collins, Colorado, USA. Visit our website at www.woodward.com.

Notice Regarding Forward-Looking Statements

The statements in this release contain forward-looking statements that involve risks and uncertainties. Actual results could differ materially from projections or any other forward-looking statements and we have no obligation to update our forward-looking statements. Factors that could affect performance and could cause actual results to differ materially from projections and forward-looking statements are described in Woodward's Annual Report on Form 10-K for the year ended September 30, 2020 and our Quarterly Report on Form 10-Q for the quarter ended December 31, 2020, which we expect to file shortly.

Cautionary Statement

Information in this press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties, including, but not limited to, statements about the continued and expected or potential effects of the COVID-19 pandemic and new COVID-19 viral variants on our business, and the management of our business, including our operations and strategy, as well as any potential benefits with respect to a vaccine or therapeutics for COVID-19; the markets in which we compete and the effect of COVID-19 and other factors on such markets, and our strategies and investments, including our intended strategic and operational focus; and expected improvements in aircraft production rates. Readers are cautioned that these forward-looking statements are only predictions and are subject to risks, uncertainties, and assumptions that are difficult to predict. Factors that could cause actual results and the timing of certain events to differ materially from the forward-looking statements include, but are not limited to, the COVID-19 pandemic and related public health measures, as well as the resulting volatility in financial, commodities (including oil and gas) and other markets and industries (including the aviation industry), a decline in our customers’ business, or our business with, or financial distress of, Woodward’s significant customers; global economic uncertainty and instability in the financial markets; Woodward’s ability to manage product liability claims, product recalls or other liabilities associated with the products and services that Woodward provides; Woodward’s ability to obtain financing, on acceptable terms or at all, to implement its business plans, complete acquisitions, or otherwise take advantage of business opportunities or respond to business pressures; Woodward’s long sales cycle, customer evaluation process, and implementation period of some of its products and services; Woodward’s ability to implement and realize the intended effects of any restructuring and alignment efforts; Woodward’s ability to successfully manage competitive factors, including prices, promotional incentives, competitor product development, industry consolidation, and commodity and other input cost increases; Woodward’s ability to manage expenses and product mix while responding to sales increases or decreases; the ability of Woodward’s subcontractors to perform contractual obligations and its suppliers to provide Woodward with materials of sufficient quality or quantity required to meet Woodward’s production needs at favorable prices or at all; Woodward’s ability to monitor its technological expertise and the success of, and/or costs associated with, its product development activities; consolidation in the aerospace market and our participation in a strategic joint venture with General Electric Company may make it more difficult to secure long-term sales in certain aerospace markets; Woodward’s debt obligations, debt service requirements, and ability to operate its business, pursue its business strategies and incur additional debt in light of covenants contained in its outstanding debt agreements; Woodward’s ability to manage additional tax expense and exposures; risks related to Woodward’s U.S. Government contracting activities, including liabilities resulting from legal and regulatory proceedings, inquiries, or investigations related to such activities; the potential of a significant reduction in defense sales due to decreases in the amount of U.S. Federal defense spending or other specific budget cuts impacting defense programs in which Woodward participates; changes in government spending patterns, priorities, subsidy programs and/or regulatory requirements; future impairment charges resulting from changes in the estimates of fair value of reporting units or of long-lived assets; future results of Woodward’s subsidiaries; environmental liabilities related to manufacturing activities and/or real estate acquisitions; Woodward’s continued access to a stable workforce and favorable labor relations with its employees; physical and other risks related to Woodward’s operations and suppliers, including natural disasters and COVID-19 related impacts, which could disrupt production; Woodward’s ability to successfully manage regulatory, tax, and legal matters; changes in accounting standards that could adversely impact our profitability or financial position; risks related to Woodward’s common stock, including changes in prices and trading volumes; impacts of tariff regulations; risks from operating internationally, including the impact on reported earnings from fluctuations in foreign currency exchange rates, and compliance with and changes in the legal and regulatory environments of the United States and the countries in which Woodward operates; fair value of defined benefit plan assets and assumptions used in determining Woodward’s retirement pension and other postretirement benefit obligations and related expenses; industry risks, including increases in natural gas prices, unforeseen events that may reduce commercial aviation, such as diseases, epidemics, pandemics and natural disasters, and increasing emissions standards; any adverse effects on Woodward’s operations due to information systems interruptions or intrusions; certain provisions of Woodward’s charter documents and Delaware law that could discourage or prevent others from acquiring the company; and other risk factors described in Woodward's filings with the Securities and Exchange Commission, including its Quarterly Report on Form 10-Q for the quarter ended December 31, 2020, which we expect to file shortly, and its Annual Report on Form 10-K for the year ended September 30, 2020, and other risks described in Woodward’s filings with the Securities and Exchange Commission.

Woodward, Inc. and Subsidiaries
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(Unaudited - in thousands except per share amounts)

	Three-Months Ended
	December 31,
	2020	2019

Net sales	$537,619	$720,355
Costs and expenses:
Cost of goods sold	401,640	534,917
Selling, general, and administrative expenses	56,111	62,045
Research and development costs	31,996	36,846
Impairment of assets sold	-	37,902
Interest expense	8,906	9,009
Interest income	(495)	(487)
Other (income) expense, net	(8,123)	(21,425)
Total costs and expenses	490,035	658,807
Earnings before income taxes	47,584	61,548
Income taxes	6,014	8,175
Net earnings	$41,570	$53,373

Earnings per share amounts:
Basic earnings per share	$0.66	$0.86
Diluted earnings per share	$0.64	$0.83
Weighted average common shares outstanding:
Basic	62,812	61,991
Diluted	64,892	64,673

Cash dividends per share paid to Woodward common stockholders	$0.08125	$0.1625

Woodward, Inc. and Subsidiaries
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited - in thousands)

	December 31,	September 30,
	2020	2020
Assets
Current assets:
Cash and cash equivalents	$201,881	$153,270
Accounts receivable	509,721	537,987
Inventories	445,463	437,943
Income taxes receivable	34,092	28,879
Other current assets	55,397	52,786
Total current assets	1,246,554	1,210,865
Property, plant, and equipment, net	986,030	997,415
Goodwill	821,609	808,252
Intangible assets, net	619,721	606,711
Deferred income tax assets	13,970	14,658
Other assets	271,621	265,435
Total assets	$3,959,505	$3,903,336

Liabilities and stockholders’ equity
Current liabilities:
Current portion of long-term debt	$1,623	$101,634
Accounts payable	158,568	134,242
Income taxes payable	11,987	4,662
Accrued liabilities	155,932	151,794
Total current liabilities	328,110	392,332
Long-term debt, less current portion	745,464	736,849
Deferred income tax liabilities	168,181	163,573
Other liabilities	654,288	617,905
Total liabilities	1,896,043	1,910,659
Stockholders’ equity	2,063,462	1,992,677
Total liabilities and stockholders’ equity	$3,959,505	$3,903,336

Woodward, Inc. and Subsidiaries
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited - in thousands)

	Three-Months Ended
	December 31,
	2020	2019
Net cash provided by operating activities	$146,725	$27,445

Cash flows from investing activities:
Payments for purchase of property, plant, and equipment	(7,263)	(17,232)
Proceeds from sale of assets	48	18,809
Payments for purchases of short-term investments	(2,740)	(2)
Net cash (used in) provided by investing activities	(9,955)	1,575

Cash flows from financing activities:
Cash dividends paid	(5,102)	(10,064)
Proceeds from sales of treasury stock	10,855	7,558
Borrowings on revolving lines of credit and short-term borrowings	74,400	461,633
Payments on revolving lines of credit and short-term borrowings	(74,400)	(441,500)
Payments of long-term debt and finance lease obligations	(100,395)	(439)
Net cash (used in) provided by financing activities	(94,642)	17,188
Effect of exchange rate changes on cash and cash equivalents	6,483	2,727
Net change in cash and cash equivalents	48,611	48,935
Cash and cash equivalents at beginning of year	153,270	99,073
Cash and cash equivalents at end of period	$201,881	$148,008

Woodward, Inc. and Subsidiaries
SEGMENT NET SALES AND EARNINGS
(Unaudited - in thousands)

	Three-Months Ended
	December 31,
	2020	2019
Net sales:
Aerospace	$321,667	$473,925
Industrial	215,952	246,430
Total consolidated net sales	$537,619	$720,355
Segment earnings*:
Aerospace	$46,466	$92,911
As a percent of segment net sales	14.4%	19.6%
Industrial	32,888	28,230
As a percent of segment net sales	15.2%	11.5%
Total segment earnings	79,354	121,141
Nonsegment expenses	(23,359)	(51,071)
EBIT	55,995	70,070
Interest expense, net	(8,411)	(8,522)
Consolidated earnings before income taxes	$47,584	$61,548

*This schedule reconciles segment earnings, which exclude certain costs, to consolidated earnings before taxes.

Payments for property, plant and equipment	$7,263	$17,232
Depreciation expense	$22,608	$22,546

Woodward, Inc. and Subsidiaries
RECONCILIATION OF EARNINGS TO ADJUSTED EARNINGS[1]
(Unaudited - in thousands, except per share amounts)

	Three-Months Ended			Three-Months Ended
	December 31, 2020			December 31, 2019
	Before Income Tax	Net of Income Tax	Per Share, Net of Income Tax	Before Income Tax	Net of Income Tax	Per Share, Net of Income Tax
Earnings (U.S. GAAP)	$47,584	$41,570	$0.64	$61,548	$53,373	$0.83
Non-U.S. GAAP adjustments:
Gain on sale of Duarte property	-	-	-	(13,522)	(10,175)	(0.16)
Impairment of long-lived assets held for sale	-	-	-	37,902	28,016	0.43
Total non-U.S. GAAP adjustments	-	-	-	24,380	17,841	0.27
Adjusted earnings (Non-U.S. GAAP)	$47,584	$41,570	$0.64	$85,928	$71,214	$1.10

Woodward, Inc. and Subsidiaries
RECONCILIATION OF NET EARNINGS TO EBIT[1] AND ADJUSTED EBIT[1]
(Unaudited - in thousands)
	Three-Months Ended
	December 31,
	2020	2019
Net earnings (U.S. GAAP)	$41,570	$53,373
Income taxes	6,014	8,175
Interest expense	8,906	9,009
Interest income	(495)	(487)
EBIT (Non-U.S. GAAP)	55,995	70,070
Non-U.S. GAAP adjustments*	-	24,380
Adjusted EBIT (Non-U.S. GAAP)	$55,995	$94,450

*See Reconciliation of Earnings to Adjusted Earnings[1] tables above for the list of Non-U.S. GAAP adjustments made in the applicable periods.

Woodward, Inc. and Subsidiaries
RECONCILIATION OF NET EARNINGS TO EBITDA[1] AND ADJUSTED EBITDA[1]
(Unaudited - in thousands)

	Three-Months Ended
	December 31,
	2020	2019
Net earnings (U.S. GAAP)	$41,570	$53,373
Income taxes	6,014	8,175
Interest expense	8,906	9,009
Interest income	(495)	(487)
Amortization of intangible assets	10,469	9,905
Depreciation expense	22,608	22,546
EBITDA (Non-U.S. GAAP)	89,072	102,521
Non-U.S. GAAP adjustments*	-	24,380
Adjusted EBITDA (Non-U.S. GAAP)	$89,072	$126,901

*See Reconciliation of Earnings to Adjusted Earnings[1] tables above for the list of Non-U.S. GAAP adjustments made in the applicable periods.

Woodward, Inc. and Subsidiaries
RECONCILIATION OF INDUSTRIAL SEGMENT NET SALES EXCLUDING RENEWABLE POWER SYSTEMS AND RELATED BUSINESSES[1]
(Unaudited - in thousands)

	Three-Months Ended
	December 31,
	2020	2019
Industrial segment net sales	$215,952	$246,430
Renewable power systems and related businesses sales	-	28,566
Industrial segment net sales excluding renewable power systems and related businesses	$215,952	$217,864

Woodward, Inc. and Subsidiaries
RECONCILIATION OF INDUSTRIAL SEGMENT EARNINGS EXCLUDING RENEWABLE POWER SYSTEMS AND RELATED BUSINESSES[1]
(Unaudited - in thousands)

	Three-Months Ended
	December 31,
	2020	2019
Industrial segment earnings	$32,888	$28,230
Renewable power systems and related businesses earnings	-	2,247
Industrial segment earnings excluding renewable power systems and related businesses	$32,888	$25,983

Woodward, Inc. and Subsidiaries
RECONCILIATION OF NONSEGMENT EXPENSES TO ADJUSTED NONSEGMENT EXPENSES[1]
(Unaudited - in thousands)

	Three-Months Ended
	December 31,
	2020	2019
Nonsegment expenses (U.S. GAAP)	$23,359	$51,071
Gain on sale of Duarte property	-	13,522
Impairment of long-lived assets held for sale	-	(37,902)
Adjusted nonsegment expenses (Non-U.S. GAAP)	$23,359	$26,691

Woodward, Inc. and Subsidiaries
RECONCILIATION OF CASH FLOW FROM OPERATING ACTIVITIES TO FREE CASH FLOW[1] AND ADJUSTED FREE CASH FLOW[1]
(Unaudited - in thousands, except per share amounts)

	Three-Months Ended
	December 31,
	2020	2019

Net cash provided by operating activities	$146,725	$27,445
Payments for property, plant, and equipment	(7,263)	(17,232)
Free cash flow (Non-U.S. GAAP)	139,462	10,213
Cash proceeds from the sale of the Duarte facility	-	18,767
Adjusted free cash flow (Non-U.S. GAAP)	$139,462	$28,980

1Adjusted and Non-U.S. GAAP Financial Measures: Adjusted net earnings, adjusted earnings per share, adjusted EBIT, adjusted EBITDA, adjusted effective tax rate, Industrial segment sales excluding RPS, Industrial segment earnings excluding RPS, and adjusted nonsegment expenses exclude, as applicable, (i) the gain on sale of assets associated with the sale of the Company’s real property, (ii) the charge from the impairment of assets held for sale, (iii) renewable power systems and related businesses sales, and (iv) renewable power systems and related businesses earnings. Woodward believes that these items are short-term costs/benefits or are otherwise not related to the ongoing operations of the business and therefore, uses them to illustrate more clearly how the underlying business of Woodward is performing. Adjusted free cash flow is free cash flow (defined below) plus the cash proceeds from the sale of real property at our former Duarte operations. Management believes these adjustments to free cash flow better portrays Woodward’s operating performance.

EBIT (earnings before interest and taxes), EBITDA (earnings before interest, taxes, depreciation and amortization), free cash flow, adjusted free cash flow, adjusted net earnings, adjusted net earnings per share, adjusted EBIT, adjusted EBITDA, adjusted effective tax rate, Industrial segment sales excluding RPS, Industrial segment earnings excluding RPS, and adjusted nonsegment expenses are financial measures not prepared and presented in accordance with accounting principles generally accepted in the United States of America (U.S. GAAP). Management uses EBIT and adjusted EBIT to evaluate Woodward’s operating performance without the impacts of financing and tax related considerations. Management uses EBITDA and adjusted EBITDA in evaluating Woodward’s operating performance, making business decisions, including developing budgets, managing expenditures, forecasting future periods, and evaluating capital structure impacts of various strategic scenarios. Management also uses free cash flow, which is derived from net cash provided by or used in operating activities less payments for property, plant, and equipment, as well as adjusted free cash flow (as described above), in reviewing the financial performance of Woodward’s various business segments and evaluating cash generation levels. Securities analysts, investors, and others frequently use EBIT, EBITDA and free cash flow in their evaluation of companies, particularly those with significant property, plant, and equipment, and intangible assets that are subject to amortization. The use of any of these non-U.S. GAAP financial measures is not intended to be considered in isolation of, or as a substitute for, the financial information prepared and presented in accordance with U.S. GAAP. Because EBIT, EBITDA, adjusted EBIT, and adjusted EBITDA exclude certain financial information compared with net earnings, the most comparable U.S. GAAP financial measure, users of this financial information should consider the information that is excluded. Free cash flow does not necessarily represent funds available for discretionary use and is not necessarily a measure of our ability to fund our cash needs. Management’s calculations of EBIT, EBITDA, adjusted net earnings, adjusted earnings per share, adjusted EBIT, adjusted EBITDA, adjusted effective tax rate, adjusted nonsegment expenses, free cash flow, and adjusted free cash flow may differ from similarly titled measures used by other companies, limiting their usefulness as comparative measures.

2Website, Facebook, Twitter: Woodward has used, and intends to continue to use, its Investor Relations website, its Facebook page and its Twitter handle as means of disclosing material non-public information and for complying with its disclosure obligations under Regulation FD.

Contact:	Don Guzzardo Vice President, Investor Relations & Treasurer 970-498-3580 Don.Guzzardo@woodward.com